Exhibit 10.3

LEASE AGREEMENT

BY AND BETWEEN

MCKESSON BUILDING, LLC,
a limited liability corporation

AND

Sezzle, Inc

a Delaware corporation

FOR

MCKESSON BUILDING, LLC

SUITE 200

251 1st AVENUE NORTH

MINNEAPOLIS, MN 55401

XXX. LEASE

This Lease between MCKESSON BUILDING, LLC, a limited liability company, (“Landlord”), and Sezzle, Inc., a Delaware Corporation (“Tenant”), is in full force and effect on November 30, 2019.

1.	LEASE OF PREMISES

In consideration of the Rent (as defined in Section 5.01) and the provisions of this Lease, Landlord leases to Tenant and Tenant leases from Landlord the Premises shown on the floor plan attached hereto as Exhibit A, and further described in Section 2.01. The Premises are located within the Building and Project described in Section 2.12. Tenant shall have the nonexclusive right (unless otherwise provided herein) in common with Landlord, other tenants, subtenants and invitees to use the Common Areas (as defined in Section 2.09).

2.	DEFINITIONS

As used in this Lease, the following terms shall have the following meanings:

2.01	Premises: That portion of the Building containing approximately 14,740 square feet of Rentable Area, shown on Exhibit “A”, located in and known as MCKESSON BUILDING, LI C, 251 1ct Avenue North, Suite 200, Minneapolis, Minnesota. 55401.

2.02	Commencement Date: July 1, 2020.

2.03	Expiration Date: The last day of the month, 2_ years and 0 months from the Commencement Date, unless otherwise extended or sooner terminated in accordance with the provisions of this Lease.

2.04	Term: The period commencing on the Commencement Date and expiring at midnight of the Expiration Date or as extended by the exercise of any option to extend the Term.

2.05	Security Deposit (Section 8): $11,731.38.

2.06	Total Base Rent: $281,553.10.

2.07	Monthly Installments of Base Rent:

Period	Monthly Base Rent	Annual Base Rent
1 - 24	$11,731.38	$140,776.55

2.08	Tenant’s Proportionate Share: seventeen and 88 hundredths percent (17.88%) Tenant’s Proportionate Share shall equal a fraction, the numerator of which is the Rentable Area of the Premises, and the denominator of which is the Rentable Area of the Building, as determined by Landlord from time to time. Should the area of the Premises or of the Building change, such share shall be adjusted and shall equal a fraction, the numerator of which is the Rentable Area of the Premises, and the denominator of which is the Rentable Area of the Building, as determined by Landlord from time to time.

2.09	Common Area: All areas designated by Landlord for common use or benefit of all tenants, their customers or invitees within the Building and Project, including but not limited to, parking lots, landscaped and vacant areas, drainage ditches, passages for trucks and automobiles, areaways, roads, walks, curbs, corridors, malls, roof, lanes and arcades together with public facilities such as building lobbies, restrooms, exercise room, locker room, building conference room, garage, comfort rooms, lounges, drinking fountains, toilets, stairs, ramps, elevators, shelters, porches, bus stations and loading docks, with facilities appurtenant to each. The Common Area shall not include commercial areas intended for renting or roads maintained by public authority. Provided that the same does not unreasonably interfere with Tenant’s use of or access to the Premises, Landlord may expand, contract or change said Common Area from time to time as Landlord deems desirable, with a view to the improvement of the convenience and use of Common Area by tenants, their employees and customers.

2.10	Estimated Monthly Operating Cost (as defined in 6.1: $ 6,866.38 ($ 5.59 psf per annum) based on the 2019 Projected Budget.

2.11	Estimated Monthly Real Estate Taxes: $5,969.88_($___$4.86) psf per annum based on 2019 Actual Tax Payments)

2.12	Project: The building of which the Premises are a part (the “Building”) and any other buildings or improvements on the real property (the “Property”) located at 251 1st Avenue North, Minneapolis, Minnesota 55401 and further depicted on Exhibit “B.” The project is known as MCKESSON BUILDING, LLC.

2.13	Rentable Area: As to both the Premises and the Project, the respective measurements of floor area as may from time to time be subject to lease by Tenant and all tenants of the Project, respectively, as determined by Landlord and applied on a consistent basis throughout the Project.

2.14	Parking: Tenant shall be permitted to park 0 cars on a non-exclusive basis in the area(s) designated by Landlord for parking.

2.15	Landlord’s Mailing Address: McKesson Building LLC, c/o Acre Real Estate LLC, 225 South 6th Street, Suite 3900, Minneapolis, Minnesota 55402.

With a copy to the Building Manager: Acre Real Estate LLC, 225 South 6th Street, Suite 3900 Minneapolis, Minnesota 55402.

Tenant’s Mailing Address: 251 1st Avenue North, Suite 200, Minneapolis, MN 55401.

2.16	Landlord’s Work and Tenant’s Work: shall have the meaning set forth on Exhibit “C” attached hereto.

2.17	Projected Delivery Date: shall be July 1, 2020.

2.18	State: The State of Minnesota.

2.19	Tenant’s Use Clause (Article 10): General Office.

2.20	Broker(s)

Landlord’s: Acre Real Estate, LLC
Tenant’s: none.

3.	EXHIBITS AND ADDENDA

The exhibits and addenda listed below (unless lined out) are incorporated by reference in this Lease:

Addendum 1 - Other Terms and Conditions.

Exhibit “A” - Floor Plan showing the Premises.

Exhibit “B” - Site Plan of the Project / Legal Description.

Exhibit “C” - Landlord’s Work and Tenant’s Work.

Exhibit “D” - Guaranty and Agreement.

Exhibit “E” - General Specifications for Tenant’s Alterations or Improvements

Exhibit “F” - Commencement Letter

Exhibit “G” – Rules and Regulations for Building

4.	DELIVERY OF POSSESSION

If Landlord does not deliver possession of the Premises to Tenant on the Commencement Date, Landlord shall not be liable for such failure, the Expiration Date shall not change and the validity of this Lease shall not be impaired, but Rent shall be abated until delivery of possession. “Delivery of possession” shall be deemed to occur on the date Landlord completes Landlord’s Work defined in Exhibit “C.” If Landlord permits Tenant to enter into possession of the Premises before the Commencement Date, such possession shall be subject to the provisions of this Lease, including, without limitation, the payment of Rent.

5.	RENT

5.01	Definition of Rent All costs which Tenant or agrees to pay to Landlord under this Lease shall be deemed additional rent (which, together with the Base Rent is sometimes referred to as “Rent”). Rent shall be paid to the Landlord or at such place as Landlord may from time to time designate in writing, without any prior demand therefore and without deduction or offset, in lawful money of the United States of America.

5.02	Payment of Rent The monthly installments of Rent shall be payable in advance on or before the first day of each calendar month of the Term. If the Term begins (or ends) on other than the first (or last) day of a calendar month, the Base Rent for the partial month shall be prorated on a per diem basis.

5.03	Allocation of Payments Any payment by Tenant of an amount less than the Rent provided for in this Lease shall be applied to the earliest due Rent. No endorsement on any check or acceptance of any payment shall be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of the Rent or pursue any other remedy provided for in this Lease. In connection with the foregoing, Landlord shall have the absolute right in its sole discretion to apply any payment received from Tenant to any obligation of Tenant.

6.	PROJECT OPERATING COSTS

6.01	Definition of Project Operating Costs. Tenant agrees to pay as Rent, Tenant’s Proportionate Share of all costs, expenses and obligations attributable to the Project and its operation (the “Project Operating Costs”) as provided below. The term “Project Operating Costs” shall include all those items described in the following subparagraphs a. and b.

a.	All taxes, assessments, water and sewer charges and other similar governmental charges due and payable on or attributable to the Building or Project or their operation, including without limitation, (1) real property taxes or assessments due and payable against the Building or Project, (2) assessments or charges due and payable against the Building or Project by any redevelopment agency, (3) any and all costs, including attorney’s fees, incurred by Landlord in contesting the amount of any taxes or assessments levied against the Building or the Project provided any refunds resulting from such contest shall be credited against Project Operating Costs in the year received, and (4) any tax measured by gross rentals received from the leasing of the Premises, Building or Project, excluding any net income, franchise, capital stock, estate or inheritance taxes imposed by the State or federal government or their agencies, branches or departments; provided that if at any time during the Term any governmental entity levies, assesses or imposes on Landlord any (i) general or special, ad valorem or specific, excise, capital levy or other charge directly on the Rent received under this Lease or on the rent received under any other leases of space in the Building or Project, or (ii) any license fee, excise or franchise tax, or charge measured by or based, in whole or in part, upon such rent, or (iii) any transfer, transaction, or similar tax, or assessment, based directly or indirectly upon the transaction represented by this Lease, or (iv) any occupancy, use, per capita or other tax or charge based directly or indirectly upon the use or occupancy of the Premises or other premises within the Building or Project, then any such taxes, assessments, levies and charges shall be deemed to be included in the term Project Operating Costs.

b.	The total cost incurred by Landlord in owning, operating, and maintaining the Project, in a manner deemed by Landlord reasonable and appropriate and for the best interests of the tenants of the Project, including, without limitation, management fees, all costs and expenses (relating to the land, Common Area and improvements) of operating, maintaining, repairing, lighting, cleaning, painting, striping, inspecting, insuring (including but not limited to liability insurance for personal injury, death and property damage, insurance against fire, theft or other casualties, worker’s compensation insurance, insurance covering personnel, insurance against liability for defamation and claims of false arrest, and Landlord’s plate glass insurance), removing of snow, ice, debris and surface water, renting of music, regulation of traffic, pest control, utilities, including, without limitation, water, electricity and gas not billable directly to tenants of the Building, janitorial service, window washing, sewer and security (including the cost of uniforms, equipment and all employment taxes, electronic intrusion and fire control devices and telephone monitoring and alert systems), complying with laws and regulations (including improvements or changes required by new laws or regulations), expenses related to the maintenance and repairs of elevators, costs of replacing or retrofitting HVAC systems to comply with laws or regulations, including heating, air conditioning and ventilating the Building and any of its Common Areas, charges related to indoor air quality control, fees for permits and licenses, fees of attorneys, accountants and other professionals, employment costs in connection with the Project, as well as all costs and expenses of repairs and replacement of gutters, downspouts, roofs, building service equipment, exercise equipment, locker facilities, Building conference facility, paving, curbs, sidewalks, walkways, roadways, parking surfaces, landscaping, drainage, equipment, machines, fixtures, interior and exterior maintenance expenses including expenses related to maintenance of the roof, foundation and structural portions of the Building and the electrical, mechanical, plumbing and other systems and facilities serving the Land and Building. It is the intention of Landlord and Tenant that this Lease be fully net to Landlord; and accordingly Project Operating Costs shall include all costs and expenses incurred by Landlord in connection with the Project other than costs of leasing to tenants, initial or expansion capital construction costs, depreciation of initial or expansion capital construction costs, and interest on money borrowed for such construction costs; except for the amortization as allowed pursuant to the rules and regulations established under the Internal Revenue Code of 1986, as amended, on a commercially reasonable basis, of capital improvements (including interest expenses) made to: (i) reduce operating costs, but only up to the amount saved during the Term of this Lease, (ii) comply with the requirements of Landlord’s insurance carrier, (iii) comply with any law, rule, regulation or order of any governmental authority.

6.02	Payment of Project Operating Costs. Tenant’s Proportionate Share of Project Operating Costs shall be payable by Tenant to Landlord as follows:

a.	To provide for current payments of Tenant’s Proportionate Share of Project Operating Costs, Tenant shall pay as additional rent, an amount equal to Tenant’s Proportionate Share of the Project Operating Costs payable during each calendar year, as estimated by Landlord from time to time. Such payments shall be made in monthly installments, commencing on the first day of the month following the month in which Landlord notifies Tenant of the amount it is to pay hereunder and continuing until the first day of the month following the month in which Landlord gives Tenant a new notice of estimated Project Operating Costs.

b.	On or before April 1 of each calendar year (or as soon thereafter as is practical), Landlord shall deliver to Tenant a statement setting forth Tenant’s Proportionate Share of the actual Project Operating Costs for the preceding calendar year. If Tenant’s Proportionate Share of the actual Project Operating costs for the previous calendar year exceeds the total of the monthly payments made by Tenant for such year, Tenant shall pay Landlord the amount of the deficiency within ten (10) days of the receipt of the statement. If such total exceeds Tenant’s Proportionate Share of the actual Project Operating Costs for such calendar year, the Landlord shall credit against Tenant’s next ensuing monthly installment(s) of Rent an amount equal to the difference until the credit is exhausted. If a credit is due from Landlord on the Expiration Date, Landlord shall pay Tenant the amount of the credit on or before April 1 of the succeeding calendar year. The obligations of Tenant and Landlord to make payments required under this Section 6.02 shall survive the Expiration Date.

c.	Tenant’s Proportionate Share of Expenses in any lease year having less than 365 days shall be prorated on a daily basis.

d.	If any dispute arises as to the amount of any additional rent due hereunder, Tenant shall have the right after reasonable notice and at reasonable times to inspect Landlord’s accounting records at Landlord’s accounting office and, if after such inspection Tenant still disputes the amount of additional rent owed, a certification as to the proper amount shall be made by Landlord’s certified public accountant, which certification shall be final and conclusive. Tenant agrees to pay the cost of such certification unless it is determined that Landlord’s original statement overstated Project Operating Costs by more than ten percent (10%).

6.03	Other Taxes Payable by Tenant. Tenant shall reimburse Landlord upon demand for all taxes payable by Landlord (other than net income taxes) which are not otherwise reimbursable under this Lease, whether or not now customary or within the contemplation of the parties, where such taxes are upon, measured by or reasonably attributable to (a) the cost or value of Tenant’s equipment, furniture, fixtures and other personal property located in the Premises, or the cost or value of any leasehold improvements made to the Premises, regardless of whether title to such improvements is held by Tenant or Landlord; (b) the gross or net Rent payable under this Lease, including, without limitation, any rental or gross receipts tax levied by any taxing authority with respect to the receipt of the Rent hereunder; (c) the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion thereof; or (d) this transaction or any document to which Tenant is a party creating or transferring an interest in the Premises.

7.	INTEREST AND LATE CHARGES

If Tenant fails to pay when due any Rent or other charges under the terms of this Lease, the unpaid amounts shall bear interest at the maximum rate then allowed by law. Tenant acknowledges that the late payment of Rent will cause Landlord to lose the use of that money and incur costs and expenses not contemplated under this Lease, including without limitation, mortgage penalties, collection costs and accounting expenses, the exact amount of which is extremely difficult to ascertain. Therefore, in addition to interest, if any Rent is not received by Landlord within five (5) days from the date it is due, Tenant shall pay Landlord a late charge equal to five percent (5%) of such amount. Landlord and Tenant agree that this late charge represents a reasonable estimate of such costs and expenses and is fair compensation to Landlord for the loss suffered from such non-payment by Tenant.

8.	SECURITY DEPOSIT

8.01	Tenant agrees to deposit with Landlord the Security Deposit set forth at Section 2.05 upon execution of this Lease, as security for Tenant’s performance of its obligations under this Lease. Landlord and Tenant agree that the Security Deposit may be commingled with other funds of Landlord and Landlord shall have no obligation or liability for payment of interest on such deposit.

8.02	If Tenant fails to pay Rent or any other amount when due, or fails to perform any of the terms hereof, Landlord may use all or any portion of the Security Deposit for amounts then due and unpaid, for payment of any amount for which Landlord has become obligated as a result of Tenant’s default, and for any loss sustained by Landlord as a result of Tenant’s default. Landlord may use this deposit without prejudice to any other remedy Landlord may have. If Landlord uses any of the Security Deposit, Tenant shall, within ten (10) days after written demand therefore, restore the Security Deposit to the full amount originally deposited; Tenant’s failure to do so shall constitute an act of default hereunder and Landlord shall have the right to exercise any remedy provided for in Article 28. Within thirty (30) days after the Term has expired or Tenant has vacated the Premises, whichever shall last occur, and provided Tenant is not then in default on any of its obligations hereunder, Landlord shall return the Security Deposit to Tenant. If Landlord sells its interest in the Premises, Landlord may deliver the Security Deposit to the purchaser of Landlord’s interest and thereupon be relieved of any further liability or obligation with respect to the Security Deposit.

9.	UTILITY SERVICES.

9.01	Electricity, Gas, Water and Sewer. Landlord agrees to provide mains, conduits and other facilities to supply gas, water, sewer and electricity to the Premises or to nearby places. Tenant shall pay for the cost of all utilities provided to the Premises that are separately metered and billable to the Tenant, including gas, electric and water used in Tenant’s sole Premises. In addition, Tenant shall pay as part of Project Operating Costs for all electricity, gas, water, rubbish removal and other utilities provided to the Project which are not separately metered. Tenant shall pay for the entire cost of its telephone system, cable, internet, and other telecommunication or security equipment and services provided to the Premises, and the charges therefor shall be charged and billed directly to Tenant and shall be paid directly by Tenant to the vendor company or entity that furnishes such services and equipment.

9.02	Heating, Air Conditioning and Ventilating. Landlord agrees at its own cost to provide a building standard system designed to heat, air condition and ventilate the Premises, the Common Areas and other occupied Areas of the Project. Tenant agrees to accept and use such heating, air conditioning and ventilation system in the Premises and to allow Landlord access to maintain, repair and replace the system and all other HVAC equipment serving the Project, including equipment serving other tenants, and such cost shall be considered part of Project Operating Costs, subject to reimbursement from Tenant in the amount of Tenant’s Proportionate Share. The HVAC costs shall reflect all costs and expenses of full operation between the hours of 7:00 a.m. - 6:00 p.m. Monday through Friday and 9:00 a.m. - 1:00 p.m. Saturday. Should Tenant require additional HVAC outside these hours, Tenant shall pay an additional charge for such service on an hourly basis as additional Rent. Such charge shall be determined by Landlord.

9.03	Rubbish Removal. Landlord shall be responsible for contracting for all removal of trash, rubbish, debris and recyclables generated by Tenant. Tenant shall be required to pay rubbish removal and recycling fees through Project Operating Costs based on Tenant’s Proportionate Share. Tenant shall participate and fully cooperate with any recycling program instituted by Landlord. If Tenant fails to do so, Tenant shall pay a penalty equal to $.25 (twenty-five cents) per square foot of Rentable Area in the Premises per year, prorated for the period of non-compliance.

9.04	Discontinuance of Service. Whenever any bills for rent, operating costs, real estate taxes or any other service, are not promptly paid by Tenant; Landlord reserves the right to discontinue service, without liability to Tenant. No such action by Landlord, or notice thereof, shall be construed as an eviction or disturbance of possession or as an election by Landlord to terminate this Lease.

9.05	Interruption of Service. Landlord shall not be liable in damages or otherwise if any utility service or other service to the Premises shall be interrupted or impaired by fire, accident, riot, strike, act of God, the making of necessary repairs or improvements or by any causes beyond Landlord’s control.

9.06	Compliance with Laws. Tenant shall comply with all present and future laws, ordinances, rules, regulations, or governmental or quasi-governmental directives (including without limitation those requirements of the Occupational Safety and Health Administration that relate to the Premises) regarding the indoor air quality of the Premises and the maintenance of any heating, ventilating, and air conditioning equipment or system for which the Tenant is responsible pursuant to this Lease.

10.	TENANT’S USE OF THE PREMISES

10.01	Permitted Use. Tenant shall use the Premises solely for the purposes set forth at Section 2.19. Tenant shall not conduct or permit auctions or sheriff’s sales at the Property. Tenant shall not grant any concession, license or permission to any third party to sell merchandise or services in the Premises. Tenant shall not divert to another location business that would normally be conducted on or from the Premises.

10.02	Manner of Use. Tenant shall not use or occupy the Premises in violation of any law or restriction affecting the Building or Project and shall immediately discontinue any use of the Premises which is declared by any governmental authority to be a violation of law or the certificate of occupancy. Tenant shall, at Tenant’s own cost and expense, comply with all laws, regulations, or directions of any governmental or quasi-governmental agency or authority which shall impose any duty upon Tenant or Landlord with respect to the Premises or their use or occupation. Tenant shall not do or permit to be done anything which will invalidate or increase the cost of any fire, extended coverage or other insurance policy covering the Building or Project, and shall comply with all rules, orders, and recommendations. Tenant shall reimburse Landlord for any additional premium charged for such policy by reason of Tenant’s failure to comply with the provisions of this Article. Tenant shall not do or permit anything to be done on or about the Premises which will interfere with the rights of other tenants or occupants of the Building or of the Project, or injure or annoy them, or use or allow the Premises to be used for any unlawful or objectionable purpose, nor shall Tenant cause, maintain or permit any nuisance in, on or about the Premises. Tenant shall not commit or suffer to be committed any waste in or upon the Premises.

11.	CONDITION OF THE PREMISES

Tenant’s taking possession of the premises shall be deemed conclusive evidence that the Premises are in satisfactory condition, except for such matters as to which Tenant gave Landlord notice on or before the Commencement Date. No promise of Landlord to alter, remodel, repair or improve the Premises, the Building or the Project and no representation, express or implied, respecting any matter or thing relating to the Premises, Building, Project or this Lease (including, without limitation, the condition of the Premises, the Building or the Project) have been made to Tenant by Landlord or its Broker or Sales Agent, other than as may be contained herein or in a separate exhibit or addendum signed by Landlord and Tenant.

12.	CONSTRUCTION, REPAIRS AND MAINTENANCE

12.01	Landlord’s Obligations.

a.	Landlord shall maintain the Common Areas, the foundations, the four outer walls, downspouts and gutters of the Building and, to the extent not serving the Premises or the premises of other tenants or other occupants of the Project, the plumbing, sewage and heating, air conditioning, ventilating systems, and all boilers and other pressure vessel equipment, in good repair, ordinary wear and tear accepted. Except as otherwise expressly provided in this Lease, Landlord shall have no liability to Tenant nor shall Tenant’s obligations under this Lease be reduced or abated by reason of any inconvenience, annoyance, interruption or injury to business arising from Landlord’s making any repairs or changes which Landlord is required or permitted by this Lease or by any other tenant’s lease or required by law to make to any portion of the Project. Landlord shall nevertheless use reasonable efforts to minimize any interference with Tenant’s business in the Premises.

b.	Landlord shall not be liable for any loss or damage that may be caused by persons occupying adjoining premises or any part of the Building, or any person present in the Project for any other purpose or for any loss from burst, stopped or leaking water, gas, sewer, sprinkler or steam pipes or plumbing fixtures, or from any failure of or defect in any electric line, circuit or facility.

12.02	Tenant’s Obligations.

a.	Tenant at Tenant’s sole expense shall: 1) maintain the Premises in a clean, orderly and sanitary condition; 2) keep any trash temporarily stored in the Premises in accordance with local codes and removed on a regular basis to such location as Landlord may determine; 3) keep all mechanical apparatus installed by Tenant free of vibration and noise which may be transmitted beyond the Premises; 4) comply with all laws, ordinances, rules and regulations of governmental authorities; 5) maintain the Premises in good order, condition and repair, including the surfaces of the ceilings, walls and floors, all doors, all windows, all plumbing, pipes and fixtures, electrical wiring, switches and fixtures, Building Standard furnishings, and special items and equipment installed by or at the expense of Tenant; 6) if Tenant installs any electrical equipment that overloads the power lines to the Building or its wiring, Tenant shall, at its own expenses, make whatever changes are necessary to comply with the requirements of any insurance underwriting firm, insurance rating bureau and governmental authorities having jurisdiction over or making any inspection of the Building.

b.	Tenant shall be responsible for all repairs and alterations in and to the Premises, Building and Project and the facilities and systems thereof, the need for which arises out of: 1) the installation, removal, use or operation of Tenant’s Property (as defined in Article 13) in the Premises; 2) the moving of Tenant’s Property into or out of the Building; or 3) the act, omission, misuse or negligence of Tenant, its agents, contractors, employees or invitees.

c.	If Tenant fails to maintain the Premises in good order and repair, Landlord shall give Tenant notice to correct the condition. If Tenant fails to commence such work promptly, then Landlord shall have the right to do such acts and expend such funds at the expense of Tenant. Any amount so expended by Landlord shall be paid by Tenant with interest at the maximum rate then allowed by law. Landlord shall have no liability to Tenant as a result of performing any such work.

d.	Tenant shall not: 1) place or maintain any merchandise or other objects outside the perimeter of the Premises; 2) use or permit the use of any loud speakers, flashing, moving and/or rotating lights, sound amplifiers, musical instruments, or television or radio broadcasts which are in any manner audible or visible outside the Premises; 3) permit accumulations of garbage or other refuse within the Premises; 4) permit odors to emanate from the Premises; 5) distribute advertising in or upon any automobiles in the Common Areas; 6) permit the parking of delivery vehicles so as to interfere with the use of any driveway, walk, parking area or other Common Areas in the Project; 7) receive or ship articles of any kind except through service facilities designated by Landlord; 8) overload the electrical wiring serving the Premises, and will install any additional electrical wiring which may be required at its expense.

12.03	No Offset. Tenant shall not have the right to make repairs at Landlord’s expense or to offset the cost of repairs against Rent or to terminate this Lease because of Landlord’s failure to keep the Premises in good order, condition and repair.

12.04	Load and Equipment Limits. Tenant shall not place a load upon any floor of the Premises which exceeds the load per square foot which such floor was designed to carry, as determined by Landlord or Landlord’s structural engineer. The cost of any such determination made by Landlord’s structural engineer shall be paid for by Tenant upon demand. Tenant shall not install machinery or mechanical equipment which cause noise or vibration to such a degree as to be objectionable to Landlord or other Building tenants.

13.	ALTERATIONS AND ADDITIONS

13.01	Tenant shall not make any addition or alterations to the Premises without obtaining the prior written consent of Landlord, which consent shall not be unreasonably withheld as to non-structural additions or alterations but which, in any case, may be conditioned on Tenant’s removing any such additions or alterations upon the expiration of the Term and restoring the Premises to the same condition as on the date Tenant took possession or on other requirements of Landlord. All work shall be done in a good and workmanlike manner, using new, first quality materials, constructed in compliance with all Federal, state, and local laws, ordinances and governmental regulations affecting the Premises and such alterations or improvements shall be performed by a contractor approved in writing by the Landlord. Construction of such alterations or improvements shall commence only upon Tenant obtaining and providing Landlord with copies of the requisite approvals, licenses and permits from the City of Minneapolis, Minnesota, including the Minneapolis Historical Society, the Minneapolis Heritage Preservation Commission and the Minneapolis Warehouse District Commission, and any other applicable governmental authority.

13.02	Tenant shall pay the costs of any work done on the Premises pursuant to Section 13.01, in respect to any labor, service, materials, supplies or equipment furnished to Tenant in or about the Premises, and shall keep the Premises, Building and Project free and clear of liens of any kind. Prior to commencement of any work Tenant shall furnish Landlord with a sworn construction statement listing the names and addresses of all persons, firms, or companies that will be performing labor, or furnishing materials, services, supplies or equipment to Tenant in or about the Premises which may be secured by any mechanic’s, material-men’s, or other liens against the Premises or Landlord’s interest therein. Tenant shall indemnify, defend against and keep Landlord free and harmless from all liability, loss, damage, costs, attorneys’ fees and any other expense incurred on account of claims by a person performing work or furnishing materials or supplies for Tenant or any person claiming under Tenant.

13.03	Tenant shall keep Tenant’s leasehold interest free and clear of all attachment or judgment liens. Before the actual commencement of any work Tenant shall give Landlord sufficient notice to enable Landlord to post notices of non-responsibility for the proper protection of Landlord’s interest, and Landlord shall have the right to enter the Premises and post and maintain such notices at any reasonable time on the Premises under the laws of the State of Minnesota.

13.04	Landlord may require, at Landlord’s sole option, that Tenant provide at Tenant’s expense, a lien and completion bond at least one and one-half (1-1/2) times the total estimated cost of any additions or alterations to protect Landlord against liens and to insure timely completion of the work. Upon completion of any such work, Tenant shall provide Landlord with copies of all construction contracts and proof of payment for all labor and materials.

13.05	Unless their removal is required by Landlord as provided in Section 13.01, all additions or alterations shall become the property of Landlord upon the expiration of the Term; provided, however, Tenant’s equipment, machinery and trade fixtures which can be removed without damage to the Premises shall remain the property of Tenant and may be removed, subject to the provisions of Section 14.02.

13.06	The covenants contained in this Section shall survive the expiration or termination of this Lease.

14.	LEASEHOLD IMPROVEMENT; TENANT’S PROPERTY; SECURITY INTEREST

14.01	All fixtures, equipment, and improvements attached to or built into the Premises, whether or not by or at the expense of Tenant, shall be and remain a part of the Premises, shall be the property of Landlord and shall not be removed by Tenant, except as expressly provided in Section 14.02.

14.02	All movable partitions, business and trade fixtures, machinery and equipment, communications equipment and office equipment located in the Premises and acquired by or for the account of Tenant, without expense to Landlord, which can be removed without damage to the Building, and all furniture and other articles of movable personal property owned by Tenant (“Tenant’s Property”) shall be and shall remain the property of Tenant and may be removed by Tenant at any time during the Term. Tenant shall promptly repair any damage to the Premises or to the Building resulting from such removal.

15.	RULES AND REGULATIONS

Tenant agrees to comply with all rules and regulations for the safe, efficient and lawful operation of the Project as Landlord may from time to time make.

16.	CERTAIN RIGHTS RESERVED BY LANDLORD

16.01	Landlord reserves the following rights, exercisable without liability to Tenant:

a.	To name the Building and Project and to change the name or street address of the Building or Project;

b.	To approve all signs on the exterior or interior of the Building and Project;

c.	To have pass keys to the Premises and all doors within the Premises, excluding Tenant’s vaults and safes;

d.	On reasonable prior notice to Tenant, to inspect the Premises, and to show the Premises to any prospective purchaser or mortgagee of the Project, or to others having an interest in the Project or Landlord, and during the last six months of the Term, to show the Premises to prospective tenants thereof; and

e.	To enter the Premises to make inspections, repairs, alterations, or additions to the Premises or the Building and to take all steps as may be necessary or desirable for the safety, protection, maintenance or preservation of the Premises or the Building or Landlord’s interest therein, or as may be necessary for the operation or improvement of the Building or in order to comply with laws or requirements of governmental or other authority. Landlord agrees to use its best efforts (except in an emergency) to minimize interference with Tenant’s business in the Premises in the course of any such entry.

17.	ASSIGNMENT AND SUBLETTING

17.01	Tenant shall not assign this Lease or sublet all or any part of the Premises without the prior written consent of Landlord. Landlord’s consent to a proposed assignment or subletting shall not be unreasonably withheld; but, in addition to any other grounds for denial, Landlord’s consent shall be deemed reasonably withheld if, in Landlord’s good faith judgment: (i) the proposed assignee or subtenant does not have the financial strength to perform its obligations under this Lease or any proposed sublease: (ii) the business and operations of the proposed assignee or subtenant are not of comparable quality to the business and operations being conducted by other tenants in the Building; (iii) the proposed assignee or subtenant intends to use any part of the Premises for a purpose not permitted under this Lease; (iv) either the proposed assignee or subtenant, or any person which directly or indirectly controls, is controlled by, or is under common control with the proposed assignee or subtenant occupies space in the Building, or is negotiating with Landlord to lease space in the Building; (v) the proposed assignee or subtenant is disreputable; or (vi) the use of the Premises or the Building by the proposed assignee or subtenant would, in Landlord’s reasonable judgment, impact the Building in a negative manner including but not limited to significantly increasing the pedestrian traffic in and out of the Building or requiring any alterations to the Building to comply with applicable laws; (vii) the subject space is not regular in shape with appropriate means of ingress and egress suitable for normal renting purposes; (viii) the transferee is a government (or agency or instrumentality thereof) or (ix) Tenant has failed to cure a default at the time Tenant requests consent to the proposed assignment or subletting. If Tenant is a corporation, partnership or limited liability entity, any cumulative transfer of fifty percent (50%) or greater interest in such entity shall be considered an assignment and shall require the consent of Landlord as described herein. Fifty percent (50%) of any sums or other economic consideration received by Tenant as a result of such assignment or subletting, however denominated under the assignment or sublease, which exceed, in the aggregate: 1) the total sums which Tenant is obligated to pay Landlord under this Lease (prorated to reflect obligations allocable to any portion of the Premises subleased); plus 2) any real estate brokerage commissions or fees payable in connection with such assignment or subletting, shall be paid to Landlord as additional Rent under this Lease without affecting or reducing any other obligations of Tenant hereunder.

17.02	Notwithstanding the provisions of Section 17.01, Tenant may assign this Lease or sublet the Premises or any portion thereof, without Landlord’s consent to any corporation which controls, is controlled by or is under common control with Tenant, or to any corporation resulting from a merger or consolidation with Tenant, or to any person or entity which acquires all the assets and obligations of Tenant’s business.

17.03	No subletting or assignment shall relieve Tenant of the obligation to pay Rent and to perform all other obligations under this Lease. In the event of default by an assignee or subtenant of Tenant or any successor of Tenant in the performance of any of the terms hereof, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against such assignee, subtenant or successor.

17.04	If Tenant requests the consent of Landlord to any assignment or subletting, then Tenant shall, upon demand, pay Landlord any attorneys’ fees reasonably incurred by Landlord in considering such act or request.

18.	HOLDING OVER

If after expiration of the Term, Tenant remains in possession of the Premises with Landlord’s permission (express or implied), Tenant shall become a tenant from month to month only, upon all the provisions of this Lease (except as to term and Base Rent), but the “Monthly Installments of Base Rent” payable by Tenant shall be increased to one hundred fifty percent (150%) of the Monthly Installments of Base Rent payable by Tenant at the expiration of the Term. Such monthly rent shall be payable in advance on or before the first day of each month. If either party desires to terminate such month-to-month tenancy, it shall give the other party not less than thirty (30) days advance written notice of the termination date, which shall always be the last day of a calendar month.

19.	SURRENDER OF PREMISES

19.01	Tenant shall surrender the Premises to Landlord on the Expiration Date or upon earlier termination of this Lease, in clean condition and in as good condition as when Tenant took possession, except for reasonable wear and tear, loss by fire or other casualty, or loss by condemnation. Tenant shall remove Tenant’s Property on or before the Expiration Date and promptly repair all damage to the Premises or Building caused by such removal or by Tenant’s use of the Premises. On the Expiration Date Tenant shall surrender all keys to the Premises.

19.02	If Tenant abandons or surrenders the Premises, or is dispossessed by process of law or otherwise, any of Tenant’s Property left on the Premises shall be deemed to be abandoned, and, at Landlord’s option, title shall pass to Landlord under this Lease as by a bill of sale. If Landlord elects to remove all or any part of such Tenant’s Property, the cost of removal, including repairing any damage to the Premises or Building caused by such removal, shall be paid by Tenant.

19.03	No act of Landlord, including the acceptance of keys to the Premises, shall constitute an acceptance of the surrender of the Premises before the expiration of the Term. Only a written notice from Landlord to Tenant shall constitute acceptance of the surrender of the Premises and accomplish a termination of the Lease.

19.04	Tenant shall be responsible for all consequential damages to Owner as a result of Tenant’s failure to surrender the Premises in accordance with this Lease, and this clause shall survive the termination of the Lease.

20.	DESTRUCTION OR DAMAGE

20.01	If the Premises is materially damaged by fire, earthquake, act of God, the elements or other casualty, Landlord shall may elect to repair such damage by giving Tenant written notice within thirty (30) days of the date of such casualty and this Lease shall remain in full force and effect. If such damage is not the result of the negligence or willful misconduct of Tenant or Tenant’s agents, employees, contractors, licensees or invitees, the Base Rent shall be abated to the extent Tenant’s use of the Premises is impaired, commencing with the date of damage and continuing until completion of the repairs required of Landlord under Section 20.02. If Landlord does not so elect to make such repairs, this Lease shall terminate as of the date of such fire or other casualty.

20.02	If Landlord elects to repair the Premises under Section 20.01 above or the damage to the Premises and the Building is not material, Landlord shall repair at its cost any injury or damage to the Building and Building Standard Work in the Premises. Tenant shall be responsible at its sole cost and expense for the repair, restoration and replacement of any other Leasehold Improvements and Tenant’s Property. Landlord shall not be liable for any loss of business inconvenience or annoyance arising from any repair or restoration of any portion of the Premises, Building or Project as a result of any damage from fire or other casualty.

21.	EMINENT DOMAIN

21.01	If the whole of the Building or Premises is lawfully taken by condemnation or under threat or in any other manner for any public or quasi-public purpose this Lease shall terminate as of the date of such taking, and Rent shall be prorated to such date. If less than the whole of the Building or Premises is so taken, this Lease shall be unaffected by such taking, provided that: a) Tenant shall have the right to terminate this Lease by notice to Landlord given within ninety (90) days after the date of such taking if twenty percent (20%) or more of the Premises is taken and the remaining area of the Premises is not reasonably sufficient for Tenant to continue operation of its business, and b) Landlord shall have the right to terminate this Lease by notice to Tenant given within ninety (90) days after the date of such taking. If either Landlord or Tenant so elects to terminate this Lease, the Lease shall terminate on the thirtieth (30th) day after either such notice. The Rent shall be prorated to the date of termination, If this Lease continues in force upon such partial taking, the Base Rent and Tenant’s Proportionate Share shall be equitably adjusted according to the remaining Rentable Area of the Premises and Project.

21.02	In the event of any taking, partial or whole, all of the proceeds of any award, judgment or settlement payable by the condemning authority shall be the exclusive property of Landlord. Tenant, however, shall have the right, to the extent that Landlord’s award is not reduced or prejudiced, to claim from the condemning authority (but not from Landlord) such compensation as may be recoverable by Tenant in its own right for relocation expenses and damage to Tenant’s personal property.

21.03	In the event of a partial taking of the Premises, or transfer under threat thereof, which does not result in a termination of this Lease, Landlord shall restore the remaining portion of the Premises as nearly as practicable to its condition prior to the condemnation or taking, but only to the extent of Building Standard Work. Tenant shall be responsible at its sole cost and expense for the repair, restoration and replacement of any other Leasehold Improvements and Tenant’s Property.

22.	INDEMNIFICATION

22.01	Tenant shall indemnify and hold Landlord harmless against and from liability and claims of any kind for loss or damage to property of Tenant or any other person, or for any injury to or death of any person, arising out of: a) Tenant’s use and occupancy of the Premises, or any work, activity or other things allowed by Tenant to be done in or about the Premises; b) any breach or default by Tenant of any of Tenant’s obligations under this Lease; or c) any negligent or otherwise tortuous act or omission of Tenant, its agents, employees, invitees or contractors. Tenant shall at Tenant’s expense, and by counsel satisfactory to Landlord, defend Landlord in any action arising from any such claim and shall indemnify Landlord against all costs, attorneys’ fees, expert witness fees and any other expenses incurred in such action. As a material part of the consideration for Landlord’s execution of this Lease, Tenant hereby assumes all risk of damage or injury to any person or property in or about the Premises from any cause, including, without limitation, from environmental contamination from any source whatsoever.

22.02	Landlord shall not be liable for injury or damage which may be sustained by the person or property of Tenant, its employees, invitees or customers, or any other person in or about the Premises, caused by or resulting from fire, steam, electricity, gas, water or rain which may leak or flow from or into any part of the Premises, or from the breakage, leakage, obstruction or other defects of pipes, sprinklers, wires, appliances, plumbing, air conditioning or lighting fixtures, whether such damage or injury results from conditions arising upon the Premises or upon other portions of the Building or Project or from other sources. Landlord shall not be liable for any damages arising from any act or omission of any other tenant of the Building or Project.

23.	TENANTS INSURANCE

23.01	All insurance required to be carried by Tenant hereunder shall be issued by responsible insurance companies acceptable to Landlord and Landlord’s lender and qualified to do business in the State. Each policy shall name Landlord, Landlord’s Management Company and any mortgagee of Landlord, as an additional insured. Each policy shall contain: a) a cross-liability endorsement; b) a provision that such policy shall be primary and non-contributing with respect to any policies carried by Landlord and that any coverage carried by Landlord shall be excess insurance; and c) a waiver by the insurer of any right of subrogation against Landlord, its agents, employees and representatives, which arises under such policy or by reason of any act or omission of Landlord, its agents, employees or representatives. A certificate of the insurer evidencing the existence and amount of each insurance policy required hereunder shall be delivered to Landlord before the date Tenant is first given the right of possession of the Premises, and thereafter within thirty (30) days after any demand by Landlord therefore. No such policy shall be cancelable, except after twenty (20) days written notice to Landlord and Landlord’s lender. Tenant shall furnish Landlord with renewals or “binders” of any such policy at least ten (10) days prior to the expiration thereof. Tenant agrees that if Tenant does not take out and maintain such insurance, Landlord may (but shall not be required to) procure insurance on Tenant’s behalf and charge the Tenant the premiums together with a twenty-five percent (25%) handling charge, payable upon demand. Tenant shall have the right to provide such insurance coverage pursuant to blanket policies, provided such blanket policies expressly afford coverage to the Premises, Landlord, Landlord’s mortgagee and Tenant as required by this Lease.

23.02	Beginning on the date Tenant is given access to the Premises for any purpose and continuing until expiration of the Term, Tenant shall maintain in effect policies of casualty insurance covering: a) fire and extended coverage insurance, including protection against vandalism and malicious mischief, plus “all-risk” endorsements insuring all Leasehold Improvements (including any alterations, additions or improvements as may be made by Tenant pursuant to the provisions of Article 13 hereof); and b) trade fixtures, merchandise and other personal property and c) Tenant’s plate glass insurance on the storefront of Premises. The proceeds of such insurance shall be used for the repair or replacement of the property so insured.

23.03	Beginning on the date Tenant is given access to the Premises for any purpose and continuing until expiration of the Term, Tenant shall maintain in effect workers’ compensation insurance as required by law and comprehensive public liability and property damage insurance with respect to the construction of improvements on the Premises, the operation of the Premises and the operations of Tenant in or about the Premises providing personal injury and broad form property damage coverage for not less than Two Million Dollars ($2,000,000.00) combined single limit for bodily injury, death and property damage liability.

24.	WAIVER OF SUBROGATION

Landlord and Tenant each hereby waive all rights of recovery against the other and against the officers, employees, agents and representatives of the other, on account of loss by or damage to the waiving party of its property or the property of others under its control, to the extent that such loss or damage is insured against under any fire and extended coverage insurance policy which either may have in force at the time of the loss or damage. Tenant shall give notice to its insurance carriers that the foregoing mutual waiver of subrogation is contained in this Lease.

25.	SUBORDINATION AND ATTORNMENT

Within ten (10) days after written request of Landlord, or any mortgagee or beneficiary of Landlord, or ground lessor of Landlord, Tenant shall, in writing, subordinate its rights under this Lease to the lien of any mortgage or to the interest of any lease in which Landlord is lessee, and to all advances made thereunder. However, before signing any subordination agreement, Tenant shall have the right to obtain from any lender or lessor of Landlord requesting such subordination, an agreement in writing providing that, as long as Tenant is not in default hereunder, this Lease shall remain in effect for the full Term. In the event of any foreclosure sale, transfer in lieu of foreclosure or termination of any lease in which Landlord is lessee, Tenant shall attorn to the purchaser, transferee or lessor as the case may be, and recognize that party as Landlord under this Lease.

26.	TENANT ESTOPPEL CERTIFICATES

Within ten (10) days after written request from Landlord, Tenant shall execute and deliver a written statement certifying that this Lease is unmodified and in full force and effect, or is in full force and effect as modified and stating the modifications; the amount of Base Rent and the date to which Base Rent and additional rent have been paid in advance; the amount of any security deposited with Landlord; and that Landlord is not in default hereunder or, if Landlord is claimed to be in default, stating the nature of any claimed default. Any such statement may be relied upon by a purchaser, assignee or lender. Tenant’s failure to execute and deliver such statement within the time required shall at Landlord’s election be a default under this Lease and shall also be conclusive upon Tenant that this Lease is in full force and effect and has not been modified except as represented by Landlord: that there are no uncured defaults in Landlord’s performance and that Tenant has no right of offset, counterclaim or deduction against Rent. Within twenty (20) days after written request from Tenant (but in no event more than once in any 12-month period), Landlord shall execute and deliver a written statement certifying that this Lease is unmodified and in full force and effect, or is in full force and effect as modified and stating the modifications; the amount of Base Rent and the date to which Base Rent and additional rent have been paid in advance; the amount of any security deposited with Landlord; and that Tenant is not in default hereunder or, if Tenant is claimed to be in default, stating the nature of any claimed default.

27.	TRANSFER OF LANDLORD’S INTEREST

In the event of any sale or transfer by Landlord of the Premises, Building or Project, and assignment of this Lease by Landlord, Landlord shall be and is hereby entirely freed and relieved of any and all liability and obligations contained in or derived from this Lease occurring after the consummation of such sale or transfer. If any security deposit or prepaid Rent has been paid by Tenant, Landlord may transfer the security deposit or prepaid Rent to Landlord’s successor and Landlord shall be relieved of any and all further liability with respect thereto.

28.	DEFAULT

28.01	Events of Default The occurrence of any one or more of the following matters constitutes a Default by Tenant under this Lease:

a.	Failure by Tenant to pay Rent or any other amounts required under this Lease within five (5) days after notice of failure to pay on the due date (provided, however, Landlord shall not be required to furnish Tenant with notice of Tenant’s failure to pay Rent or any other amount required under this Lease more than twice per calendar year and thereafter Tenant’s failure to pay Rent or any other amounts required hereunder as and when due shall constitute a material default and breach of this Lease by Tenant without any requirement of notice);

b.	Failure by Tenant to observe or perform any of the covenants with respect to assignment and subletting set forth in Article 17;

c.	Failure by Tenant to comply with Tenant’s obligations set forth in Article 38;

d.	Failure by Tenant to cure any hazardous condition which Tenant has created in violation of law or of this Lease;

e.	Failure by Tenant to observe or perform any other provision of this Lease, if such failure continues for thirty (30) days after notice thereof from Landlord to Tenant;

f.	The levy upon, under writ of execution or the attachment by legal process of, the leasehold interest of Tenant, or the creation of a lien with respect to such leasehold interest;

g.	Tenant vacates or abandons the Premises or fails to take possession of the Premises when available for occupancy whether or not Tenant continues to pay Rent due under this Lease;

h.	Tenant becomes bankrupt or admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors, or consents to the appointment of a trustee or receiver for Tenant or for the major part of its property;

i.	A trustee or receiver is appointed for Tenant or for the major part of its property;

j.	Any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding, or other proceeding for relief under any bankruptcy law, or similar law for the relief of debtors, is instituted by Tenant or against Tenant and is allowed against it, or is consented to by it or is not dismissed within sixty (60) days after such institution.

28.02	Rights and Remedies of Landlord. If a Default occurs, Landlord shall have the rights and remedies hereinafter set forth, which shall be distinct, separate and cumulative and shall not operate to exclude or deprive Landlord of any other right or remedy allowed it by law:

a.	Landlord may terminate this Lease by giving to Tenant notice of Landlord’s election to do so and all right, title and interest of Tenant hereunder shall expire, on the date stated in such notice;

b.	Landlord may terminate the right of Tenant to possession of the Premises without terminating this Lease by giving notice to Tenant that Tenant’s right to possession shall end on the date stated in such notice;

c.	Landlord may enforce the provisions of this Lease and may enforce and protect the rights of Landlord hereunder by a suit for the specific performance of any covenant contained herein, or for the enforcement of any other appropriate legal remedy, including recovery of all amounts due or to become due from Tenant under any of the provisions of this Lease.

28.03	Right to Re-Enter. If Landlord exercises any of the remedies provided in Section 28.02, Tenant shall vacate the Premises and immediately deliver possession thereof to Landlord, and Landlord may reenter and take complete possession of the Premises, full and complete license to do so being hereby granted to Landlord, and Landlord may remove all occupants and property therefrom, without being deemed guilty in any manner of trespass, eviction or forcible entry and without relinquishing Landlord’s right to Rent or any other right given to Landlord hereunder.

28.04	Current Damages If Landlord terminates the right of Tenant to possession of the Premises without terminating this Lease, Landlord shall have the right to immediate recovery of all amounts then due hereunder. Such termination of possession shall not release Tenant, in whole or in part, from Tenant’s obligation to pay Rent hereunder for the full Term, and Landlord shall have the right to recover from Tenant, and Tenant shall remain liable for, all Rent and any other sums accruing under this Lease during the period from the date of such notice of termination of possession to the stated end of the Term. Landlord may relet the Premises or any part thereof for the account of Tenant upon such terms as Landlord shall determine and may collect the rents from such reletting. Landlord shall not be required to accept any tenant offered by Tenant or to observe any instructions given by Tenant relative to such reletting. Landlord may make repairs, alterations and additions in or to the Premises and redecorate the same to the extent deemed by Landlord reasonably necessary or desirable and change the locks to the Premises. Tenant upon demand shall pay the cost of all of the foregoing together with Landlord’s expenses of reletting. The rents from any such reletting shall be applied first to the payment of the expenses of re-entry, reletting, redecoration, repair and alterations and second to the payment of Rent to be paid by Tenant. Any excess shall be credited against the amount of Rent which becomes due and payable hereunder Any such excess shall belong to Landlord solely. No such reentry or repossession, repairs, alterations and additions, or reletting shall be construed as an election on Landlord’s part to terminate this Lease, unless a written notice of such intention is given to Tenant, or shall operate to release Tenant in whole or in part from any of Tenant’s obligations hereunder. Landlord may sue and recover judgment for any deficiencies remaining after the application of the proceeds of any such reletting.

28.05	Final Damages. If this Lease is terminated by Landlord pursuant to Section 28.02, Landlord shall be entitled to recover from Tenant all Rent accrued and unpaid for the period up to and including such termination date, as well as all other additional sums for which Tenant is liable under this Lease, and all costs, including court costs and attorneys’ fees incurred by Landlord in the enforcement of its rights and remedies hereunder. Landlord shall be entitled to recover as damages a) the unamortized portion of Landlord’s contribution to the cost of tenant improvements and alterations, if any, installed by either Landlord or Tenant pursuant to this Lease, b) the aggregate Rents which would have been payable after the termination date had this Lease not been terminated, and c) any damages in addition thereto, including reasonable attorneys’ fees and court costs, which Landlord sustains as a result of the breach of any of the covenants of this Lease other than for the payment of Rent.

28.06	Removal of Personal Property All property of Tenant removed from the Premises by Landlord pursuant to any provision of this Lease or applicable law may be handled, removed or stored by Landlord at the cost and expense of Tenant, and Landlord shall not be responsible for the value, preservation or safekeeping thereof. Tenant shall pay Landlord for all expenses incurred by Landlord with respect to such removal and storage. All such property not removed from the Premises or retaken from storage by Tenant within thirty (30) days after the end of the Term, however terminated, shall be conclusively deemed to have been conveyed by Tenant to Landlord as by bill of sale.

28.07	Attorneys’ Fees. Tenant shall pay all of Landlord’s costs including court costs and attorneys’ fees, incurred in enforcing Tenant’s obligations under this Lease, incurred by Landlord in any action brought by Tenant in which Landlord is the prevailing party, or incurred by Landlord in any litigation, negotiation or transaction in which Tenant causes Landlord, without Landlord’s fault, to become involved.

28.08	No Waiver No delay or omission in the exercise of any right or remedy of Landlord upon any Default by Tenant shall impair such right or remedy or be construed as a waiver of such default. The receipt and acceptance by Landlord of delinquent Rent shall not constitute a waiver. Any waiver by Landlord of any default must be in writing and shall not be a waiver of any other default concerning any other provision of the Lease.

29.	BROKERAGE FEES

Tenant warrants and represents that it has not dealt with any real estate broker or agent in connection with this Lease or its negotiation except those noted in Section 2.20. Tenant shall indemnify Landlord from any expense or liability (including costs of suit and reasonable attorneys’ fees) for any compensation, commission or fees claimed by any other real estate broker or agent in connection with this Lease.

30.	NOTICES

All notices, required to be given under this Lease shall be in writing and deemed duly served or given if personally delivered or sent by certified or registered U.S. mail, postage prepaid, and addressed if to Landlord, to Landlord’s Mailing Address; and if to Tenant, to Tenant’s Mailing Address or if delivered or mailed to Tenant at the Premises. Landlord and Tenant may from time to time by notice to the other designate another place for receipt of future notices.

31.	QUIET ENJOYMENT

Tenant, upon paying the Rent and performing all of its obligations under this Lease, shall enjoy the Premises, subject to the terms of this Lease and to any mortgage, lease, or other agreement to which this Lease may be subordinate.

32.	OBSERVANCE OF LAW

Tenant shall, at its sole cost and expense, promptly comply with all laws and governmental regulations or requirements now in force or which may hereafter be in force, and with the requirements of any board of fire insurance underwriters or other similar bodies now or hereafter constituted, relating to the occupancy of the Premises, excluding structural changes not related to Tenant’s occupation of the Premises, the Building and the Project.

33.	FORCE MAJEURE

Any prevention or delay of work to be performed by Landlord or Tenant which is due to strikes, labor disputes, inability to obtain labor, materials, equipment or reasonable substitutes therefore, acts of God, governmental restrictions or regulations, judicial orders, hostile government actions, civil commotion, fire or other casualty, or other causes beyond the reasonable control of the party obligated to perform hereunder, shall excuse performance of the work by that party for a period equal to the duration of that prevention or delay. Nothing in this Article 35 shall excuse or delay Tenant’s obligation to pay Rent or other charges under this Lease.

34.	CURING TENANT’S DEFAULTS

If Tenant defaults in the performance of any of its obligations under this Lease, Landlord may (but shall not be obligated to) without waiving such default, perform the same at the expense of Tenant. Tenant shall pay Landlord all costs of such performance promptly upon receipt of a bill therefore.

35.	SIGN CONTROL

Tenant shall not affix, paint, erect or inscribe any sign, projection, awning, signal or advertisement of any kind to any part of the Premises, Building or Project, including without limitation, the inside or outside of windows or doors, without the written consent of Landlord. Landlord shall have the right to remove any signs or other matter, installed without Landlord’s permission, without being liable to Tenant for such removal, and to charge the cost of removal to Tenant.

36.	HAZARDOUS SUBSTANCES

36.01 Defined Terms.

a.	“Claim” shall mean and include any demand, cause of action, proceeding or suit for any one or more of the following: 1) actual or punitive damages, losses, injuries to person or property, damages to natural resources, fines, penalties, interest, contribution or settlement; 2) the costs of site investigations, feasibility studies, information requests, health or risk assessments, or Response (as hereinafter defined) actions; and 3) enforcing insurance, contribution or indemnification agreements.

b.	“Environmental Laws” shall mean and include all federal, state and local statutes, ordinances, regulations and rules relating to environmental quality, health, safety, contamination and cleanup, including, without limitation, the Clean Air Act, 42 U.S. C. Section 7401 et seq ; the Clean Water Act, 33 U.S.C. Section 1251 et seq_ and the Water Quality Act of 1987; the Federal Insecticide, Fungicide, and Rodenticide Act (“FIFRA”), 7 U.S.C. Section 136 et seq ; the Marine Protection, Research, and Sanctuaries Act, 33 U.S.C., Section 1401 et seq ; the National Environmental Policy Act, 42 U.S.C. Section 4321 et seq ; the Noise Control Act, 42 U.S.C. Section 4901 et seq ; the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq ; the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. Section 6901 et seq , as amended by the Hazardous and Solid Waste Amendments of 1984; the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq ; the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. Section 9601 et seq , as amended by the Superfund Amendments and Reauthorization Act; the Emergency Planning and Community Right-to-Know Act, and Radon Gas and Indoor Air Quality Research Act; the Toxic Substances Control Act (“TSCA”), 15 U.S.C. Section 2601 et seq ; the Atomic Energy Act, 42 U.S.C. Section 2011 at seq.; the Nuclear Waste Policy Act of 1982, 42 U.S.C. Section 10101 et seq ; the Minnesota Environmental Response and Liability Act (“MERLA”), Minn. Stat. Ch. 115B; and the state superlien and environmental cleanup statutes, with implementing regulations and guidelines, as amended from time to time. Environmental Laws shall also include all state, regional, county, municipal and other local laws, regulations, and ordinances insofar as they are equivalent or similar to the federal laws recited above or purport to regulate Hazardous Materials (as hereinafter defined).

c.	“Hazardous Materials” shall mean and include the following, including mixtures thereof: any hazardous substance, pollutant, contaminant, waste, by-product or constituent regulated under CERCLA; oil and petroleum products and natural gas, natural gas liquids, liquefied natural gas and synthetic gas usable for fuel; pesticides regulated under the FIFRA; asbestos and asbestos containing materials, PCBs, and other substances regulated under the TSCA; source material, special nuclear material, by-product material and any other radioactive materials or radioactive wastes, however produced, regulated under the Atomic Energy Act or the Nuclear Waste Policy Act; chemicals subject to the OSHA Hazard Communication Standard, 29 C.F.R. Section 1910.1200 et seq ; and industrial process and pollution control wastes, whether or not hazardous within the meaning of RCRA; any substance whose nature and/or quantity or existence, use, manufacture, disposal or effect render it subject to federal, state or local regulation, investigation, remediation, or removal as potentially injurious to public health or welfare.

d.	“Use” means to manage, generate, manufacture, process, treat, store, use, re-use, refine, recycle, reclaim, blend or burn for energy recovery, incinerate, accumulate speculatively, transport, transfer, dispose of, or abandon Hazardous Materials.

e.	“Release” or Released” shall mean any actual or threatened spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of Hazardous Materials into the environment, as “environment” is defined in CERCLA.

f.	“Response” or “Respond” shall mean action taken in compliance with Environmental Laws to correct, remove, remediate, cleanup, prevent, mitigate, monitor, evaluate, investigate, assess or abate the Release of a Hazardous Material.

36.02	Tenant’s Obligations with Respect to Environmental Matters. During the term of this Lease, Tenant shall comply at its own cost with all Environmental Laws. Tenant shall not Use, or authorize the Use of, any Hazardous Materials on the Premises, without prior written disclosure to and approval by the Landlord. Notwithstanding the foregoing, normal quantities of Hazardous Materials customarily used in the conduct of general office activities (e.g., copier fluids and cleaning supplies) may be used at the Premises without Landlord’s prior written consent provided that such Hazardous Materials shall be used at all times in compliance with the manufacturer’s instructions therefore and all applicable Environmental Laws. Tenant shall not take any action that would subject the Premises to permit requirements under RCRA for storage, treatment or disposal of Hazardous Materials. Tenant shall not dispose of Hazardous Materials in dumpsters provided for tenant use. Tenant shall not discharge Hazardous Materials into Project drains or sewers. Tenant shall not cause or allow the Release of any Hazardous Materials on, to, or from the Project. Tenant shall arrange at its own cost for the lawful transportation and off-site disposal of all Hazardous Materials that it generates.

36.03	Copies of Notices During the term of this Lease, Tenant shall provide Landlord promptly with copies of all summons, citations, directives, information inquiries or requests, notices of potential responsibility, notices of violation or deficiency, orders or decrees, Claims, complaints, investigations, judgments, letters, notices of environmental liens or Response actions in progress, and other communications, written or oral, actual or threatened, from the United States Environmental Protection Agency, Occupational Safety and Health Administration, Minnesota Pollution Control Agency, or other federal, state or local agency or authority, or any other entity or individual, concerning any Release of a Hazardous Material on, to or from the Premises, the imposition of any lien on the Premises, or any alleged violation of or responsibility under Environmental Laws. Landlord and Landlord’s beneficiaries, agents and employees shall have the right to enter the Premises and conduct appropriate inspections or tests in order to determine Tenant’s compliance with Environmental Laws.

36.04	Tests and Reports Upon written request by Landlord, Tenant shall provide Landlord with the results of appropriate reports and tests, with transportation and disposal contracts for Hazardous Materials, with any permits issued under Environmental Laws, and with any other applicable documents to demonstrate that Tenant complies with all Environmental Laws relating to the Premises.

36.05	Tenant’s Obligation to Respond If Tenant’s Use of Hazardous Materials at the Premises gives rise to liability or to a Claim under any Environmental Law, causes a significant public health effect, or creates a nuisance, Tenant shall promptly take all applicable action in Response.

36.06	indemnification Tenant shall indemnify, defend, and hold harmless Landlord, its beneficiaries, its lenders, any managing agents and leasing agents of the Premises, and their respective agents, partners, officers, directors and employees from and against any and all Claims arising from or attributable to any breach by Tenant of any of its warranties, representations or covenants in this Article. Tenant’s obligations hereunder shall survive the termination or expiration of this Lease.

37.	RELOCATION OF PREMISES

37.01	Landlord shall have the right to relocate the Premises to another part of the Building in accordance with the following:

a.	The new premises shall be substantially the same in size, dimensions, configuration, decor, level of finish and nature as the Premises described in this Lease, and if the relocation occurs after the Commencement Date, shall be placed in that condition by Landlord at its cost.

b.	Landlord shall give Tenant at least thirty (30) days written notice of Landlord’s intention to relocate the Premises.

c.	As nearly as practicable, the physical relocation of the Premises shall take place on a weekend and shall be completed before the following Monday. If the physical relocation has not been completed in that time, Rent shall abate in full from the time the physical relocation commences to the time it is completed. Upon completion of such relocation, the new premises shall become the “Premises” under this Lease.

d.	All reasonable costs incurred by Tenant as a result of the relocation shall be paid by Landlord.

e.	If the new premises are smaller than the Premises as it existed before the relocation, Base Rent shall be reduced proportionately.

f.	The parties hereto shall immediately execute an amendment to this Lease setting forth the relocation of the Premises and the reduction of Rent, if any.

38.	PUBLIC ACCOMMODATIONS LAWS

Landlord with respect to the Common Areas, and Tenant, with respect the Premises, each covenant and agree to complete any and all alterations, modifications or improvements specifically required by the Americans With Disabilities Act, including, but not limited to, remodeling, renovation, rehabilitation, reconstruction, changes or rearrangements in structure, and changes or rearrangements to wall configuration or full height partitions which are or become necessary, in order to comply with all Public Accommodation Laws, regardless of whether such modifications are the legal responsibility of Landlord, Tenant or third party. Landlord and Tenant covenant and agree to use their reasonable efforts to ensure that any and all alterations, modifications or improvements undertaken pursuant hereto are accomplished in a manner which will not substantially interfere with the others’ use or possession of space in the Project or Building. All costs incurred by Landlord to comply with Public Accommodations Laws in the Common Areas shall be included in Project Operating Costs, including the amortization of capital expenditures together with an interest rate of 12% per annum over a period of five years.

Landlord agrees to permit Tenant, at Tenant’s cost, to make any improvements or modifications to the Premises which are required by Public Accommodation Laws, and to approve such improvements or modifications, provided that all such improvements or modifications are made in compliance with applicable Public Accommodations Laws. Tenant acknowledges and agrees that, while Landlord may review and approve plans and specifications for Tenant’s leasehold improvements, (and may construct Tenant’s leasehold improvements for Tenant), Landlord assumes no responsibility for compliance of such plans and specifications, the Premises, or Tenant’s leasehold improvements, with Public Accommodations Laws, and Tenant shall hold Landlord harmless from Tenant’s failure to comply with the requirements thereof.

For the purposes of this Lease, “Public Accommodation Laws” shall mean all applicable federal, state and local laws, regulations, and building codes, in effect during the term of this Lease, governing non-discrimination in employment, public accommodations and commercial facilities, including, without limitation, the requirements of the Americans With Disabilities Act 42 USC 12101.

39.	MISCELLANEOUS

39.01	Addenda If any provision contained in a Rider to this Lease is inconsistent with any other provision herein, the provision contained in the Rider shall control, unless otherwise provided in the Rider.

39.02	Captions, Articles and Section Numbers. The captions appearing within the body of this Lease have been inserted for reference only and in no way define, limit or enlarge the scope or meaning of this Lease.

39.03	Changes Requested by Lender. Neither Landlord nor Tenant shall unreasonably withhold its consent to changes or amendments to this Lease requested by the lender on Landlord’s interest, so long as these changes do not alter the basic business terms of this Lease.

39.04	Choice of Law. This Lease shall be construed and enforced in accordance with the laws of Minnesota.

39.05	Consent Notwithstanding anything contained in this Lease to the contrary, Tenant shall have no claim against Landlord for money damages by reason of any refusal, withholding or delaying by Landlord of any consent, approval or statement of satisfaction. Tenant’s only remedies therefore shall be an action for specific performance, or declaratory judgment to enforce any right to such consent.

39.06	Corporate Authority If Tenant is a corporation, each individual signing this Lease on behalf of Tenant represents and warrants that (s)he is duly authorized to execute and deliver this Lease on behalf of the corporation, and that this Lease is binding on Tenant in accordance with its terms. Tenant shall, at Landlord’s request, deliver a certified copy of a resolution of its board of directors authorizing such execution.

39.07	Execution of Lease; No Option. The submission of this Lease to Tenant shall be for examination purposes only and does not constitute a reservation of or option for Tenant to lease the Premises. Execution of this Lease by Tenant and its return to Landlord shall not be binding on Landlord notwithstanding any time interval, until Landlord has in fact signed and delivered this Lease to Tenant.

39.08	Mortgagee Protection. Tenant agrees to send by certified or registered mail to any first mortgagee or beneficiary of Landlord whose address has been furnished to Tenant, a copy of any notice of default served by Tenant on Landlord. If Landlord fails to cure such default within the time provided for in this Lease, such mortgagee or beneficiary shall have an additional thirty (30) days to cure such default; provided that if such default cannot reasonably be cured within that thirty (30) day period, then such mortgagee or beneficiary shall have such additional time to cure the default as is reasonably necessary under the circumstances.

39.09	Prior Agreements; Amendments. This Lease contains all of the agreements of the parties with respect to any matter covered or mentioned in this Lease, and no prior agreement or understanding pertaining to any such matter shall be effective for any purpose. No provisions of this Lease may be amended or added to except by an agreement in writing signed by the parties or their respective successors in interest.

39.10	Recording Tenant shall not record this Lease without the prior written consent of Landlord.

39.11	Severability A final determination by a court that any provision of this Lease is invalid shall not affect the validity of any other provision.

39.12	Successors and Assigns. This Lease shall apply to and bind the heirs, personal representatives, and permitted successors and assigns of the parties.

39.13	Time of the Fssence. Time is of the essence of this Lease.

39.14	Waiver Landlord’s consent to or approval of any act by Tenant requiring Landlord’s consent or approval shall not be deemed to waive or render unnecessary Landlord’s consent to or approval of any subsequent act by Tenant.

The parties hereto have executed this Lease as of the dates set forth below.

TENANT:	LANDLORD:
SEZZLE, INC.	MCKESSON BUILDING, LLC
a Delaware corporation	a limited liability company

Charlie Youkim	Adam Lerner
Its President	Member Manager

ADDENDUM 1

OTHER TERMS AND CONDITIONS

Renewal Option

Provided that Tenant is not in default, Tenant shall have two (2) successive one (1) year options to renew by providing Landlord with a minimum of nine (9) months written notice. The Base Rent for the first option shall be $12.083.32 per month. The Base Rent for the second option shall be $12,445.82 per month.

The initial Term, together with any renewals thereof, shall be referred to collectively as the “Term”.

Lease Termination Option

Provided that Tenant is not in default, Tenant shall have a one-time termination option at the end of the twelfth (12th) month of the Lease Term. Tenant shall provide Landlord nine (9) months prior written notice of its intent to exercise said termination right.

EXHIBIT “A”

FLOOR PLAN

EXHIBIT “B”

SITE PLAN / LEGAL DESCRIPTION

(page 1)

LOTS 179 AND 180 ALSO THAT PART OF LOT 178 LYING NELY OF SWLY 108.2 FT THOF ALSO THAT PART OF SWLY 108.2 FT OF LOT 178 LYING NWLY OF SELY 54.7 FT THOF INCL ADJ ½ OF VAC ALLEY

EXHIBIT “C”

LANDLORD’S WORK / TENANT’S WORK

Tenant hereby accepts from Landlord, the Premises in its “as-is” condition.

Any improvements or other alterations to the Premises shall be the Tenant’s responsibility whereby any and all work must be conducted with Landlord’s prior written consent and shall be in accordance with Exhibit “E” of this Lease.

EXHIBIT “D”

GUARANTY AND AGREEMENT

In consideration of the making, execution and delivery of the Lease to which this Guaranty and Agreement is attached, dated ______, 200_, between MCKESSON BUILDING, LLC, Landlord, and ___________, Tenant, covering Premises at 251 1st AVENUE NORTH, SUITE 900, MINNEAPOLIS, MN 55401, and for other good and valuable consideration received, the undersigned, hereby irrevocably and unconditionally guarantee(s) unto Landlord the full performance and observance of all the terms, covenants, conditions, obligations, duties and undertakings to be performed and observed by Tenant under said Lease, including, without limitation, the payment of rent.

The undersigned hereby specifically agree(s) as follows:

1.	That no (i) assignment, amendment, modification or supplement of said Lease, or (ii) extension of the term or of the time for performance or observance of or waiver of performance or observance of any term, condition, covenant, obligation, duty or undertaking thereof shall operate to release the undersigned from the obligations of the undersigned hereunder or to limit such obligations.

2.	That the occurrence of any one or more of the contingencies enumerated in Section 28 of said Lease (dealing with bankruptcy, etc.) with respect to Tenant shall not operate to release the undersigned from obligations of the undersigned hereunder or to limit such obligations.

3.	That the undersigned shall pay to Landlord all costs and expenses including, without limitation, reasonable attorneys fees, incurred by Landlord in enforcing the obligations of the undersigned hereunder. The undersigned hereby waive(s) notice of (i) acceptance of this Guaranty and Agreement by Landlord, its successors or assigns and (ii) default or nonperformance of any term, condition, covenant, obligation, duty or undertaking to be performed or observed by Tenant under said Lease.

The undersigned, if a corporation, warrants and represents that its execution of this Guaranty and Agreement is pursuant to a resolution, duly adopted, by its Board of Directors. If two or more individuals, corporations, partnerships or other business associations (or any combination of two or more thereof) shall sign this Guaranty and Agreement, they hereby agree that the obligations of each of them shall be joint and several.

This Guaranty and Agreement shall be binding upon the undersigned, its successors, heirs, executors and administrators and shall inure to the benefit of Landlord, its successors and assigns.

IN WITNESS WHEREOF, the undersigned has (have) executed this Guaranty and Agreement this ____ day of ___________, 20_.

EXHIBIT “E”

GENERAL SPECIFICATIONS FOR TENANT’S ALTERATIONS OR IMPROVEMENTS

1.	Landlord’s Approvals of Plans

1.1	All plans for improvements or alterations are subject to Landlord approval; however, such approval does not signify code approval. Tenant shall have sole responsibility for compliance with all applicable statutes, codes, ordinances and other regulations for all work. In instances where several sets of requirements must be met, Landlord’s requirements shall govern unless prohibited by code. All conditions and measurements should be field-verified by the Tenant.

1.2	Tenant must provide Landlord with Floor Plans and Working Drawings for the Premises. Upon receipt of Tenant’s drawings, Landlord shall review and return to Tenant one copy marked either “Approved”, “Approved with Changes” or “Revise and Resubmit”. Tenant shall resubmit revised drawings within ten working days and the same procedure will be repeated until Landlord initials the drawings “Approved” or “Approved with Changes”.

1.3	Specific written approval of Landlord is required for the following:

a)	Drilling, cutting, coring or construction of any openings, penetrations or other alterations or improvements to the demising walls of the Premises, the exterior of the Premises or Building, or floors, columns or roof of the Premises or Building.

b)	Installation or testing of any alarm or signal system, or any interruption of or connection to the Building fire or life-safety systems.

c)	Installation or connection to any vents or ductwork, or to any water, sewer, gas, or electrical lines.

d)	Construction of any mezzanine.

e)	Installation of any odor-producing equipment.

f)	Installation of any sign visible from the exterior of the Premises.

g)	Modifications to Floor Plans or Working Drawings previously approved under Section 1.2 above.

2.	Codes, Permits and Insurance

2.1	Tenant has full and complete responsibility to comply with all applicable codes, ordinances, statutes and regulations of any governing authority in the design and operation of the Premises, and to obtain all necessary licenses and permits required for construction, occupancy and operation. All work shall be done in a good and workmanlike manner, using new, first quality materials, constructed in compliance with all Federal, state, and local laws, ordinances and governmental regulations affecting the Premises and such alterations or improvements shall be performed by a contractor approved in writing by the Landlord. Construction of such alterations or improvements shall commence only upon Tenant obtaining and providing Landlord with copies of the requisite approvals, licenses and permits from the City of Minneapolis, Minnesota, including the Minneapolis Historical Society, the Minneapolis Heritage Preservation Commission and the Minneapolis Warehouse District Commission, and any other applicable governmental authority.

2.2	Tenant shall obtain a building permit and shall provide Landlord with one set of plans approved by the Department of Inspections and a copy of the permit before commencement of any demolition or construction.

2.3	Prior to commencement of any work, Tenant shall provide Landlord with Certificates of Insurance evidencing coverage of Tenant’s contractor and subcontractors for Worker’s Compensation and Employer’s Liability Insurance; Comprehensive General Liability Insurance; and Comprehensive Automobile Liability Insurance. All such certificates shall name Landlord and Landlord’s Agent as additional insureds.

2.4	Tenant shall provide Landlord with a copy of the Certificate of Occupancy issued by the Department of Inspections upon completion of the work.

3.	Construction Rules and Procedures

3.1	Tenant or Tenant’s contractor shall contact Landlord at least three business days prior to the start of construction and shall provide Landlord with a list of names, addresses and telephone numbers of all contractors and subcontractors that will be involved in the work.

3.2	Tenant is responsible for securing the Premises. All property in the Premises shall be there at the risk of Tenant and Landlord shall not liable for damage or theft.

3.3	Tenant shall arrange for all utility services to be placed in Tenant’s name prior to the start of construction. Tenant nor Tenant’s contractor shall not use any common area outlets for utility services. Tenant is responsible for the cost of all temporary utility services during construction.

3.4	All trash and construction debris will be contained and disposed of in the manner stated in the Lease.

3.5	No contractor parking will be provided.

4.	Costs Billed Back to Tenant by Landlord

4.1	At Landlord’s option, certain portions of Tenant’s Work may be performed by Landlord’s Contractor at competitive rates and billed back to Tenant. Portions of the work subject to this procedure may include, but are not specifically limited to:

a)	Final connection to Building power source, water supply line, sewer line, common ductwork or vents, gas lines, sprinkler systems, or fire alarm systems.

b)	Structural alterations such as core drilling, roof penetrations, cutting or patching of any floors, walls, columns or beams.

c)	Installation of any fireproofing.

d)	Reviews of Tenant’s plans by Landlord’s consultants, as necessary.

e)	Any alterations, additions or modifications to the Premises’ facade, storefront or entryways.

EXHIBIT “F”

COMMENCEMENT LETTER

By means of this letter, we are verifying that the Commencement Date of your Lease with MCKESSON BUILDING, LLC, a limited liability company, (Landlord) is __________________ , 20           , and the expiration date is _____________ __, 20__.

The 20__ estimated Operating Costs for _________________ (the “Building”) are $____ per rentable square foot. This figure is an estimate; your actual costs for the 20__ calendar year will be determined prior to the end of March 20__ and any necessary adjustments will be made at that time.

Monthly Base Rent shall commence _______________ __, 20__, and is due on or before the first of each month.

Please indicate your understanding of the agreement with the above by signing and returning the enclosed copy of this Commencement Letter at you earliest convenience.

AGREED AND ACKNOWLEDGED:

By:	Harry Lerner
Its:	Chief Executive Officer

Date:	Date:

EXHIBIT “G”

RULES AND REGULATIONS FOR

1.	The sidewalks, halls and passages, elevators and stairways shall not be obstructed by Tenant or used for any purpose other than for ingress to and egress from the Premises. The halls, passages, entrances, elevators, stairways, balconies and roof are not for the use of the general public, and Landlord shall in all cases retain the right to control and prevent access thereto of all persons whose presence in the judgment of Landlord shall be prejudicial to the safety, character, reputation and interest of the Building and its tenants; provided that nothing herein contained shall be construed to prevent such access to persons with whom Tenant normally deals in the ordinary course of its business unless such persons are engaged in illegal activities. Tenant and its employees shall not go upon the roof of the Building without the written consent of Landlord.

2.	The sashes, sash doors, windows, glass lights and any lights or skylights that reflect or admit light into halls, from the building exterior or other places into the buildings, shall not be covered or obstructed. Any curtains, blinds, shades, or screens attached or hung to any of the prior mentioned areas must have prior approval of Landlord. Landlord will provide standard window coverings on exterior windows and other glass if appropriate and Landlord reserves the right to regulate position of such coverings.

3.	Two door keys for doors to leased premises shall be furnished at the commencement of a lease by Landlord. All duplicate keys shall be purchased only from the Landlord. Security cards will be issued for all approved personnel to permit after-hours access. Tenant shall not alter any lock, or install new or additional locks or bolts, on any doors without the prior written approval of Landlord. In the event such alteration or installation is approved by Landlord, the Tenant making such alteration or installation shall supply Landlord with a key for any such lock or bolt. Each Tenant, upon the expiration or termination of its tenancy, shall deliver to the Landlord all keys in Tenant’s possession for all locks, bolts, cabinets, safes or vaults, or the means of opening any lockable device.

4.	In order that the Building may be kept in a state of cleanliness, each Tenant shall, during the term of each respective lease, permit Landlord’s employees (or Landlord’s agent’s employees) to take care of and clean the demised premises and Tenant shall not employ any person(s) other than Landlord’s employees (or Landlord’s agent’s employees) for such purpose. No Tenant shall cause any unnecessary labor by reason of such Tenant’s carelessness or indifference in the preservation of good order and cleanliness of the demised premises. Tenants shall see that (1) the doors are securely locked, and (2) all water faucets and other utilities are shut off (so as to prevent waste or damage), each day before leaving the demised premises. In the event Tenant must dispose of crates, boxes, etc. which shall not fit into office wastebaskets, it shall be the responsibility of Tenant to dispose of same. In no event shall Tenant set such items in the public hallways or other areas of the building, excepting Tenant’s own leased premises, for disposal.

5.	All deliveries, including intra-company deliveries, must be made via service entrances and designated elevator. Landlord reserves the right to prescribe the date, time, routing method and conditions that any personal property, equipment, trade fixtures, merchandise and other similar items shall be delivered to or removed from the Building. No iron safe or other heavy or bulky object shall be delivered to or removed from the Building, except by experienced safe men, movers or riggers approved in writing by Landlord. Tenant agrees to adhere to elevator load limits and floor loading maximum levels as stated by Landlord. All damage done to the Building by the delivery or removal of such items, or by reason of their presence in the Building, shall be paid to Landlord upon demand by the Tenant, through or under whom such damage was done. The Tenants are to assume all risks as to the damage to articles moved and injury to person or public engaged or not engaged in such movement, including equipment, property and personnel of Landlord if damaged or injured as a result of acts in connection with carrying out this service for a Tenant from the time of loss to any said property or person resulting from, any act in connection with carrying out this service for a Tenant from the time of entering the property to completion of work; and Landlord shall not be liable for acts of any person engaged in, or any damage or loss to any said property or persons resulting from, any act in connection with such service performed for a Tenant. There shall not be used in any space, or in the public halls of the Building, either by Tenant or by jobbers or other, in the delivery or receipt of merchandise, any hand-trucks, except those equipped with rubber tires. Landlord retains the right to prescribe the weight and position of safes or other heavy equipment.

6.	Parking area and underground parking policies will be established by Landlord, and Tenant agrees to adhere to said policies. Landlord reserves the right to institute new parking policies as they are determined to benefit the overall building operations. Tenant agrees to leave no cars overnight in any parking area. Tenant further agrees that its employees will not park in the visitor parking areas at any time. Landlord reserves the right to tow away, at the owner’s expense, any vehicle which is improperly parked or parked in a reserved parking zone to the parking lot attendants to the Office Building. All vehicles shall be parked at the sole risk of the owner, and Landlord assumes no responsibility for any damage to or loss of vehicles.

7.	Tenant shall not use, keep, or permit to be used or kept any foul or noxious gas or toxic dangerous flammable substances in the Premises or permit or suffer the Premises to be occupied or used in a manner offensive, hazardous or objectionable to Landlord or other occupants of the Building by reason of noise, odors, danger, and/or vibrations, or interfere in any way with other tenants or those having business therein, nor shall any animals or birds (except seeing eye dogs) be brought into or kept in or about the Building.

8.	If Tenant desires signal, communication, alarm or other utility or service connection installed or changed, the same shall be made at the expense of Tenant, with approval and under direction of Landlord. Such installations, and the boring or cutting of wires, shall be made at the sole cost and expense of the Tenant and under control and direction of Landlord. Landlord retains in all cases the right to require (1) the installation and use of such electrical-protecting devices that prevent the transmission of excessive current or electricity into or transmission of excessive current or electricity into or through the building, (2) the changing of wires and of their installation and arrangement underground or otherwise as Landlord may direct, and (3) compliance on the part of all using or seeking access to such wires with such rules as Landlord may establish relating thereto. All such wires used by Tenants must be clearly tagged at the distribution boards and junction box and elsewhere in the Building, with (1) the number of the leased premises to which said wires lead, (2) the purpose for which said wires are used, and (3) the name of the company operating same. Tenant agrees to instruct all approved communication, and computer and other cabling installers to attach cable in wire hangers from the deck or in any designated building floor or ceiling system cable location. Tenant will not allow installers to lay any cabling on top of the suspended layer ceiling system.

9.	No canvassing, soliciting, distribution of hand bills or other written materials shall be permitted in the Building.

10.	Tenant shall give Landlord prompt notice of all accidents to or defects in air conditioning equipment, plumbing, electrical facilities or any part of appurtenances of the Tenant’s leased premises.

11.	Tenant assumes full responsibility for protecting its space from theft, robbery, and pilferage, which includes keeping doors locked and other means of entry to the space closed and secure. Landlord shall be in no way responsible to the Tenants, their agents, employees, or invitees for any loss of property from the leased premises or public areas or for any property thereon from any cause whatsoever.

12.	Tenant shall not install and operate machinery or any mechanical devices of a nature not directly related to Tenant’s ordinary use of the Tenant’s leased premises without the written permission of the Landlord.

13.	No person or contractor not employed by Landlord shall be used to perform window washing, cleaning, decorating, repair or other work in the leased premises without the express written consent of Landlord. No hooks, nails, or screws shall be driven into or inserted in any part of the Building without prior approval from Building Management.

14.	The directories of the Building shall be used exclusively for the display of the name and location of the Tenants only, and will be provided at the expense of Landlord. Any additional names requested by Tenant to be displayed in the directories must be approved by Landlord and, if approved, will be provided at the sole expense of Tenant.

15.	Tenant, its agents, servants, employees, invitees, or visitors shall not:

a.	enter into or upon the roof of the Building or any storage, electrical or telephone closet, or heating, ventilation, air-conditioning, mechanical or elevator machinery housing area;

b.	use any additional method of heating or air conditioning;

c.	sweep or throw away any dirt or other substance into the stairways, elevator shafts or corridors;

d.	bring in or keep in or about the demised premises any vehicles, bicycles, motorcycles or animals (other than a “seeing eye” dog or any other animal used for medical purposes) of any kind;

e.	deposit any trash, refuse, cigarettes, or other substance of any kind within or out of the Building, except in the refuse containers provided therefore;

f.	be permitted to operate any device that may produce and odor, cause music, vibrations of air waves to be heard or felt outside the Tenant’s leased premises, or which may emit electrical waves that shall impair radio, television or any other form of communication system.

16.	Tenant will not install any radio or television antennas or receptor dish or any device on the roof or grounds without written approval of Landlord. Tenant understands that rentals are charged for roof space in the event any roof installation is approved in writing by Landlord. Landlord reserves the right to require removal of any approved installed device in the event it is necessary to do so in Landlord’s opinion.

17.	No sign, light, name placard, poster, or advertisement visible from the exterior of any demised premises, shall be placed, inscribed, painted or affixed by Tenant on any part of the Building without the prior written approval of Landlord. All signs or lettering on doors, or otherwise, approved by Landlord shall be inscribed, painted or affixed at the sole expense of the Tenant, by a person approved by Landlord.

18.	The toilet-rooms, toilets, urinals, wash bowls and water apparatus shall not be used for any purpose other than for those for which they were constructed or installed, and no sweeping, rubbish, chemicals or other unsuitable substances shall be thrown or placed therein. The expense of any breakage, stoppage or damage resulting from violation(s) of this rule shall be borne by the Tenant by whom, or by whose agents, servants, employees, invitees, licensees or visitors, such breakage, stoppage or damage shall have been caused.

19.	Tenant must have Landlord’s prior written consent before using the name of the Building and/or pictures of the Building in advertising or other publicity.

20.	Tenant shall not make any room-to-room canvass to solicit business from other tenants in the Building, and shall not exhibit, sell or offer to sell, use, rent or exchange in or from the Premises unless ordinarily embraced within the Tenant’s use of the Premises specified herein.

21.	Tenant shall not waste electricity, water or air conditioning and agrees to cooperate fully with Landlord to assure the most effective operation of the Building’s heating and air conditioning, and shall not allow the adjustment (except by Landlord’s authorized building personnel) of any controls other than room thermostats installed for Tenant’s use. Tenant shall keep corridor doors closed and shall not open any windows except that if the air circulation shall not be in operation, windows, which are operable, may be opened. Operation of the Building HVAC system within the Premises after business hours will be available. Service is provided in two hour increments at a cost to Tenant to be determined by Landlord pursuant to the then current operating costs for the specific equipment or area served.

22.	Tenant shall not do any cooking in the Premises.

23.	No portion of Tenant’s area or any other part of the Building shall at any time be used or occupied as sleeping or lodging quarters.

24.	Landlord has the right to enact trash removal and trash recycling rules and regulations as necessary to control trash removal costs as required by the laws of the State of Minnesota and/or the United States Government. Tenant agrees to adhere to the trash removal regulations.

25.	Tenant, upon the termination of the tenancy, shall deliver to the Landlord all the keys and security cards of offices, rooms, and toilet rooms which shall have been furnished Tenant or which Tenant shall have had made, and in the event of loss of any keys so furnished shall pay the Landlord therefore.

26.	Tenant will refer all contractors’ representatives and installation technicians rendering any service to Tenant to Landlord for Landlord’s supervision, approval and control before performance of any contractual service. This provision shall apply to any work performed in the Building including installation of telephones, telegraph equipment, electrical devices and attachments and installations of any nature affecting floors, walls, woodwork, trim, windows, ceilings, equipment or any other physical portion of the Building.

27.	Tenant shall not permit picketing or other union activity involving its employees in the Building except in those locations and subject to time and other limitations as to which Landlord may give prior written consent.

28.	Tenant shall not permit any of its employees to carry a lighted cigar, cigarette, pipe or any other lighted smoking equipment in any common area of the Building, except a common area which has been designated by Landlord as a smoking area.

29.	Landlord reserves the right to rescind, make reasonable amendments, modifications and additions to the rules and regulations heretofore set forth, and make additional reasonable rules and regulations, as in Landlord’s sole judgment from time-to-time be needed for the safety, care, cleanliness and preservation of good order of the Building. Landlord shall not be responsible for any violation of the foregoing rules and regulations by other Tenants of the Building and shall have no obligation to enforce the same against other Tenants.

30.	Landlord shall assure Tenant access to the Premises 24 hours a day, every day of the year, and shall assure that all utilities, including but not limited to electricity, water and HVAC, shall be provided to the Premises a minimum of the following days and hours:

Monday through Thursday: Friday: Saturday: Holidays:	7:00 a.m. to 9:00 p.m. 7:00 a.m. to 5:00 p.m. 8:00 a.m. to 12:00 noon. 8:00 a.m. to 12:00 noon.